Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

June 24, 2026

Quarterly Distribution Report No. 246

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing (“Sony EMI”) during the second quarter of 2026, in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the first quarter of 2026 (the “Q1 2026 Contingent Portion Payment”).

The Trust received approximately $225,863 ($0.8133 per Trust Unit) for the Q1 2026 Contingent Portion Payment, as compared to $202,850 ($0.7304 per Trust Unit) for the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the first quarter of 2025.

After receiving the Q1 2026 Contingent Portion Payment, the Trust paid $132,540 to third party advisors and professionals providing services to the Trust in connection with invoices rendered to the Trust, leaving an aggregate balance of $93,323 ($0.3361 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 23, 2026.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2026 and June 30, 2025 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964, as amended (the “Asset Purchase Agreement”):

	Three Months Ended June 30, 2026	Per Unit*

Gross royalty income collected by Sony EMI for the period	$1,132,667

Less: Related royalty expense	451,144
Amount deducted by Sony EMI	325,966
Adjustment for copyright renewals, etc.	129,694

	906,804

Balance as reported by Sony EMI	$225,863

Q3 True Up Payment	—
Additional Q4 Amount	—
Payments received by Trust	$225,863	$.8133

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	132,540	.4773
Audit Settlement Payment	—	—
Less: Reserve for future potential administrative liabilities and expenses	—	—

Balance available for distribution	$93,323	$.3360

Distribution per Unit*		$.3360

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2025	Per Unit*	Twelve Months Ended June 30, 2026		Per Unit	Twelve Months Ended June 30, 2025	Per Unit

$945,031		$3,954,291			$3,836,508

453,509		1,369,102			1,401,853
218,786		955,958			1,146,544
69,886		455,728			69,976

$742,181		2,780,788			2,618,373

$202,850		$1,173,503			$1,218,135

—		92,550	(1)	.3325
—		89,973	(2)	.3239
$202,850	$.7304	$1,173,503		$4.2256	$1,218,135	$4.3863

128,793	.4638	803,154		2.8921	744,963	2.6825
—	—	500,000		1.8004	—	—
74,057	$.2666	—		—	137,989	.4969

—	—	$1,052,872		$3.7910	$335,183	$1.2069

	—			$3.7910		$1.2069

1

During the third quarter of 2025, the Trust received an estimated payment from Sony EMI in the aggregate amount of $250,000 in respect of the contingent portion payment for such period. During the fourth quarter of 2025, the Trust received a true up payment in respect of such estimated payment in the amount of $92,550, representing (x) income collected by Sony EMI for the period of $919,933, less (y) the sum of (i) related royalty expenses of $280,906, (ii) deductions by Sony EMI in the amount of $267,196, and (iii) adjustments for copyright renewals in the amount of $29,281.

2

On March 12, 2026, Sony EMI informed the Trust that it had overpaid the Trust by the aggregate amount of $89,973 ($0.3239 per Trust Unit) for the contingent portion payment attributable to the fourth quarter of 2025, which Sony EMI claims is the result of a computational error made by Sony EMI. In the Trust’s view, this payment relates to a historical dispute between Sony EMI and the Trust regarding the interpretation of a provision in the Asset Purchase Agreement governing the formula to be used to determine the contingent portion payment in a given quarter (the “Calculation Method Dispute”). Sony EMI has advised the Trust that it intends to correct the overpayment in future quarters by offset against future contingent portion payments to be made to the Trust, in which case the Trust intends to reserve its rights with respect to the overpayment and the Calculation Method Dispute.